Exhibit 99.1
#08-05

News Release CONTACT: Greg Powell Vice President, Investor Relations B/E Aerospace, Inc. (561) 791-5000 ext. 1450

B/E AEROSPACE RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS
EXCEED EXPECTATIONS; 2008 GUIDANCE INCREASED

WELLINGTON, FL, February 4, 2008 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the leading aftermarket distributor of aerospace fasteners, today announced financial results for the fourth quarter and full year 2007.

HIGHLIGHTS

•	Record fourth quarter revenues of $463.5 million reflect 44.1 percent year-over-year organic growth.

•
Record fourth quarter operating earnings of $67.9 million were 57.9 percent higher than the fourth quarter of the prior year. Fourth quarter operating margin of 14.6 percent expanded by 120 basis points versus the fourth quarter of the prior year.

•
Fourth quarter net earnings of $42.3 million were $20.6 million, or 94.9 percent, greater than net earnings of $21.7 million in the fourth quarter of the prior year.  Fourth quarter net earnings per diluted share of $0.46 increased 64.3 percent, or $0.18 per diluted share, as compared with the same period in the prior year, despite the 380 basis point increase in the effective tax rate and the 17 percent increase in weighted average shares outstanding in the 2007 period as compared to the same period in the prior year.

•	Fourth quarter earnings per diluted share of $0.46 were $0.05 per share higher than company guidance provided in October 2007 and $0.02 per share higher than consensus estimates.

•
Bookings for the quarter totaled approximately $600 million, representing a record for any quarter, and represent a book-to-bill ratio of approximately 1.3:1. Backlog as of December 31, 2007 was a record at approximately $2.2 billion and is up approximately 30 percent versus the prior year.

•	Record full year 2007 revenues of $1.68 billion were 48.7 percent higher than the prior year. Record full year 2007 net earnings of $147.3 million increased by $61.7 million or 72.1 percent.

•
Record full year 2007 net earnings per diluted share of $1.66 increased $0.56 per diluted share, or 50.9 percent, reflecting a 31.5 percent effective tax rate in 2007 versus a 4.9 percent effective tax rate in 2006, and a 14 percent increase in weighted average shares outstanding.  Adjusted full year 2007 earnings per diluted share, exclusive of debt prepayment costs of approximately $0.08 per share, were $1.74 per share.

•	Full year 2008 financial guidance is increased to approximately $2.29 per diluted share.

FOURTH QUARTER PERFORMANCE

The 57.9 percent growth in operating earnings as compared to the fourth quarter of last year was driven by a 44.1 percent increase in revenues and a 120 basis point expansion in operating margin.  Revenue growth was driven by robust market conditions, market share gains, and particularly strong aftermarket retrofit program revenues from major international airlines.  The 14.6 percent operating margin was 120 basis points higher than the same period last year reflecting the high in quality backlog and operating leverage at the higher revenue level despite start up and learning curve costs on new programs, primarily in the seating and engineering services segments.

Net earnings for the fourth quarter were $42.3 million, or $0.46 per diluted share, as compared with net earnings of $21.7 million, or $0.28 per diluted share, in the fourth quarter of 2006.  Net earnings increased by $20.6 million, or 94.9 percent, as compared with the fourth quarter of the prior year.  Fourth quarter 2007 earnings per diluted share increased by 64.3 percent, or $0.18 per diluted share, as compared with the same period in the prior year, reflecting the 94.9 percent increase in net earnings, a 380 basis point increase in the effective tax rate and a 17 percent increase in weighted average shares outstanding in the 2007 period.

FOURTH QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended December 31,
	($ in millions)
	2007	2006	Percent Change
Seating	$178.1	$105.5	68.8%
Interior Systems	91.6	81.7	12.1%
Distribution	100.0	78.5	27.4%
Business Jet	56.8	38.6	47.2%
Engineering Services	37.0	17.3	113.9%
Total	$463.5	$321.6	44.1%

The 68.8 percent increase in seating segment revenue reflects significant market share gains and was driven by a substantially higher level of aftermarket, retrofit and refurbishment activity, as well as demand created by new aircraft deliveries.  The interior systems segment revenue growth rate of 12.1 percent reflects both higher aftermarket demand as well as a higher level of new aircraft deliveries.  The interior systems segment fourth quarter revenue growth rate was negatively impacted by an unusually high level of deliveries of military oxygen products in the 2006 period.

The distribution segment revenue growth rate of 27.4 percent reflects a significant expansion in product line, a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains.

Business jet segment revenue increased by $18.2 million, or 47.2 percent, while engineering services segment revenue growth was $19.7 million, or 113.9 percent.

The following is a summary of operating earnings by segment:

	OPERATING EARNINGS
	Three Months Ended December 31,
	($ in millions)
	2007	2006	Percent Change
Seating	$20.5	$10.8	89.8%
Interior Systems	17.0	15.1	12.6%
Distribution	22.6	13.9	62.6%
Business Jet	7.1	3.6	97.2%
Engineering Services	0.7	(0.4)	NM
Total	$67.9	$43.0	57.9%

Seating segment operating earnings of $20.5 million in the fourth quarter of 2007 increased by $9.7 million, or 89.8 percent, as compared with the same period in the prior year.  The seating segment operating margin of 11.5 percent expanded by 130 basis points as compared with the same period in the prior year reflecting the high in quality backlog and operating leverage at the higher revenue level, despite start up and learning curve costs on new programs.  The seating segment operating margin, which expanded by 180 basis points during 2007, is expected to deliver further significant margin expansion beginning in the second quarter of 2008 as a result of the segment’s high in quality backlog, operational efficiency initiatives and operating leverage.

Interior systems segment operating earnings of $17.0 million in the fourth quarter of 2007 increased by $1.9 million, or 12.6 percent, as compared with the same period in the prior year.  The interior systems segment operating margin increased by 10 basis points to 18.6 percent despite being negatively impacted by the Draeger Aerospace GmbH (Draeger) acquisition, and integration costs related thereto.  The interior systems segment operating margin is expected to expand significantly beginning in the first quarter of 2008 as a result of substantial completion of the aforementioned activities, and the segment’s high in quality backlog, operational efficiency initiatives and operating leverage.

Distribution segment operating earnings in the fourth quarter were $22.6 million, which was 62.6 percent greater than the same period last year.  The distribution segment operating margin expanded by 490 basis points to 22.6 percent as compared with the fourth quarter of 2006 reflecting the synergies of the integration of the New York Fasteners (NYF) acquisition, which was completed in the third quarter of 2007, and the segment’s highly efficient information technology and automated sales and retrieval systems.

Business jet segment operating earnings increased by $3.5 million, or 97.2 percent, as compared with the same period in the prior year as a result of the 47.2 percent increase in revenue and the 320 basis point expansion in operating margin which reflects substantially improved operational efficiency, and operating leverage at the higher sales level.  Engineering services segment operating earnings increased by $1.1 million as compared with the prior year as this segment continued its transition from a cost center to a profit contributor.

FULL YEAR 2007 CONSOLIDATED RESULTS

For the year ended December 31, 2007, revenues were $1.68 billion, an increase of 48.7 percent as compared with the prior year.  Operating earnings for 2007 were $247.0 million, or 66.6 percent greater than the prior year.  The operating earnings growth was driven primarily by the 48.7 percent increase in revenue and a 160 basis point expansion in operating margin to 14.7 percent of sales, reflecting operating leverage at the higher revenue level, despite acquisitions and costs related thereto in the distribution and interior systems segments, and start up and learning curve costs on new programs primarily in the seating, business jet and engineering services segments.  Revenue growth was driven by robust market conditions and market share gains, and included strong retrofit program deliveries as well as an increase in demand related to growth in new aircraft deliveries.  Organic revenue and operating earnings growth for the year ended December 31, 2007 were 41.0 percent and 68.9 percent, respectively.

For the year ended December 31, 2007, earnings before income taxes of $215.1 million were $125.1 million, or 139.0 percent, greater than in 2006.   For the full year 2007, net earnings of $147.3 million were $61.7 million, or 72.1 percent, greater than net earnings in 2006.  Full year 2007 net earnings per diluted share of $1.66 increased $0.56 per diluted share, or 50.9 percent, reflecting the 66.6 percent increase in operating earnings and a 31.5 percent effective tax rate in 2007 versus a 4.9 percent effective tax rate in 2006, and a 14 percent increase in weighted average shares outstanding during 2007.  Adjusted 2007 full year earnings per diluted share, exclusive of debt prepayment costs, were $1.74 per share.

The following is a summary of net sales and operating earnings by segment:

	NET SALES
	Year Ended December 31,
	($ in millions)
	2007	2006	Percent Change
Seating	$632.6	$388.5	62.8%
Interior Systems	348.0	273.9	27.1%
Distribution	386.5	251.5	53.7%
Business Jet	193.1	147.5	30.9%
Engineering Services	117.5	66.8	75.9%
Total	$1,677.7	$1,128.2	48.7%

	OPERATING EARNINGS
	Year Ended December 31,
	($ in millions)
	2007	2006	Percent Change
Seating	$72.8	$37.6	93.6%
Interior Systems	64.8	51.2	26.6%
Distribution	85.5	50.4	69.6%
Business Jet	19.7	9.4	109.6%
Engineering Services	4.2	(0.3)	NM
Total	$247.0	$148.3	66.6%

For the year ended December 31, 2007, seating segment operating earnings of $72.8 million increased by $35.2 million, or 93.6 percent, due to both a 62.8 percent increase in revenue and a 180 basis point expansion in operating margin.  Interior systems segment operating earnings of $64.8 million, or 18.6 percent of sales, increased by $13.6 million, or 26.6 percent, as compared with the prior year primarily due to a 27.1 percent increase in revenue.  The operating margins at the seating and interior systems segments are expected to significantly improve during 2008 and beyond due to their high in quality backlogs, operational efficiency initiatives, operating leverage and, with respect to interior systems, the synergies of the now substantially complete Draeger integration activities.

Distribution segment operating earnings of $85.5 million increased by $35.1 million, or 69.6 percent, due to a 53.7 percent increase in revenue and a 210 basis point expansion in operating margin.  The distribution segment operating margin of 22.1 percent, which reflects the segment’s highly efficient information technology and automated sales and retrieval systems, was negatively impacted by the NYF acquisition and integration costs related thereto.  Business jet segment operating earnings of $19.7 million, increased by $10.3 million, or 109.6 percent, as compared with the prior year as a result of the 30.9 percent increase in revenue and the 380 basis point expansion in operating margin.  This margin expansion reflects substantially improved operational efficiency and operating leverage at the higher sales level.  Engineering services segment operating earnings improved by $4.5 million as this segment continued its transition from a cost center to a profit contributor.

Organic revenue and operating earnings presents the company’s revenue and operating earnings as if the acquisitions of Draeger and NYF, both of which occurred in the third quarter of 2006, had occurred on January 1, 2006.

Adjusted earnings per diluted share excluding debt prepayment costs is a non-GAAP financial measure.  See “Reconciliation of Non-GAAP Financial Measures”.

LIQUIDITY AND BALANCE SHEET METRICS

At December 31, 2007, B/E Aerospace’s debt-to-capital ratio was 11 percent. Net debt at December 31, 2007 was $70 million, which represents total debt of $152 million less cash and cash equivalents of $82 million. At December 31, 2007, the company had no borrowings on its $200 million revolving credit facility.  Working capital at December 31, 2007 was $711.6 million, which increased by $255.6 million, or 56.0 percent, as compared with the prior year as a result of the nearly 50 percent increase in revenues, substantial investments in inventories associated with the product line expansion in the distribution segment and to support the record $2.2 billion backlog.  Capital expenditures during 2007 were $32.6 million, as compared with $24.1 million in the prior year.  Depreciation and amortization in 2007 was $35.0 million as compared to $29.4 million in 2006.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE

Record bookings during the fourth quarter of 2007 of approximately $600 million reflect a book-to-bill ratio of approximately 1.3 to 1.  Backlog at the end of the quarter was a record at approximately $2.2 billion, and represents an increase of nearly 30 percent as compared with the company’s December 31, 2006 backlog.  The strong bookings performance in the fourth quarter was broad based and encompassed all of the company's business segments.  Order activity was especially strong in Europe, the Middle East and Latin America, as a number of current customers expanded existing programs and/or placed orders for cabin interior equipment for additional aircraft types.  Aftermarket and spares demand was robust in all geographic regions, as airlines continue to make significant investments to maintain and upgrade their existing fleets.

Commenting on the recent performance of B/E Aerospace, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “I am pleased to report that the fourth quarter of 2007 and the full year 2007 were both a record quarter and a record year for B/E Aerospace, with each of our business segments contributing to the robust overall results.  Both revenue and earnings growth exceeded our financial guidance, which was raised several times during the year.  Our operating margin increased by 160 basis points as compared with the prior year, and given our high in quality record backlog, our continuous improvement initiatives and our operating leverage, we expect continued revenue growth, backlog growth and margin expansion over the next several years.”

Mr. Khoury continued, “We believe that the increase in global air travel and increased competition among airlines will drive demand from global airlines for our cabin interior products for both aftermarket retrofit programs as well as new-buy aircraft for many years to come.  Our expectation is that aftermarket aircraft interiors retrofit demand, which is the most powerful driver of demand for B/E Aerospace, will continue to remain strong, while the approximately 1,100 new wide-body aircraft expected to be delivered over the four-year 2008 to 2011 time period will create additional strong demand for our products.  Very little of the expected orders associated with the expected 20 percent CAGR in wide-body aircraft deliveries over the next four years are in our existing backlog.  Our long-term visibility arising from our current backlog and associated expected follow-on orders, the expected strong new aircraft delivery rates, particularly for wide-body aircraft, and continuing aftermarket retrofit demand from carriers globally serve as the foundation for our expectation of continued strong revenue and earnings growth for the next several years.”

FINANCIAL GUIDANCE RAISED FOR 2008

Financial guidance for 2008 and beyond is as follows:

-
The company now expects an organic revenue growth rate in 2008 of approximately 20 percent to approximately $2.0 billion. Revenues are expected to grow at a healthy double-digit rate during 2009 and 2010, driven primarily by current backlog, associated follow-on orders, and the expected significant increase in new wide-body aircraft deliveries.

-	Operating earnings in 2008 are expected to increase by approximately 33 percent as compared with 2007 as a result of continued margin expansion.

-	Operating margins are expected to continue to expand by approximately 100 to 200 basis points in each of the next three years.

-	Full year 2008 estimated effective tax rate is expected to be approximately 35 percent.

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Full year 2008 earnings per diluted share are expected to be approximately $2.29 per diluted share, which represents growth in earnings per diluted share of approximately 38 percent as compared with 2007 earnings per diluted share (despite an expected effective tax rate of approximately 35 percent in 2008 versus an effective tax rate of approximately 31.5 percent in 2007).  On a comparable effective tax rate basis, 2008 earnings per diluted share are expected to increase by approximately 46 percent (using the 35 percent 2008 rate in both periods).

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First quarter 2008 earnings per diluted share are expected to be approximately $0.48 - $0.50 per diluted share, reflecting initial deliveries of new retrofit programs. Delivery rates on these new retrofit programs increase substantially beginning in the second quarter of 2008. The company expects significant revenue and earnings growth and margin expansion in 2008, with margin expansion accelerating beginning in the second quarter as revenues increase and as a result of the improved mix of products and learning curve efficiencies.

-
The expected double-digit revenue growth in 2009 and 2010 together with expected further expansion in operating margin is expected to drive diluted earnings per share growth of approximately 25 percent per year in 2009 and 2010 to approximately $2.80 per share in 2009 and approximately $3.50 per share in 2010.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and the leading aftermarket distributor of aerospace fasteners.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization. For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	THREE MONTHS ENDED
	December 31,	December 31,
(In millions, except per share data)	2007	2006
Net sales	$463.5	$321.6
Cost of sales	315.0	208.8
Selling, general and administrative	45.3	43.5
Research, development and engineering	35.3	26.3
Operating earnings	67.9	43.0
Operating margin	14.6%	13.4%
Interest expense, net	3.1	11.0
Debt prepayment costs	--	0.6
Earnings before income taxes	64.8	31.4
Income taxes	22.5	9.7
Net Earnings	$42.3	$21.7

Net Earnings per Common Share
Basic	$0.46	$0.28
Diluted	$0.46	$0.28
Common shares:
Basic
Weighted average	91.4	77.9
Diluted
Weighted average	92.1	78.5

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	YEAR ENDED
	December 31,	December 31,
(In millions, except per share data)	2007	2006
Net sales	$1,677.7	$1,128.2
Cost of sales	1,107.6	731.7
Selling, general and administrative	195.2	159.6
Research, development and engineering	127.9	88.6
Operating earnings	247.0	148.3
Operating margin	14.7%	13.1%
Interest expense, net	20.9	38.9
Debt prepayment costs	11.0	19.4
Earnings before income taxes	215.1	90.0
Income taxes	67.8	4.4
Net Earnings	$147.3	$85.6

Net Earnings per Common Share
Basic	$1.67	$1.11
Diluted	$1.66	$1.10
Common shares:
Basic
Weighted average	88.1	77.1
Diluted
Weighted average	88.8	78.0

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$81.6	$65.0
Accounts receivable, net	218.0	172.9
Inventories, net	636.3	420.9
Deferred income taxes	62.4	53.1
Other current assets	21.7	13.8
Total current assets	1,020.0	725.7
Long-term assets	756.3	772.0
	$1,776.3	$1,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	308.4	269.7
Long-term liabilities	209.8	522.0
Total stockholders' equity	1,258.1	706.0
	$1,776.3	$1,497.7

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B/E Aerospace, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(unaudited)

	YEAR ENDED
	December 31,	December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$147.3	$85.6
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	35.0	29.4
Provision for doubtful accounts	0.6	1.8
Non-cash compensation	11.0	2.7
Deferred income taxes	58.5	(0.6)
Debt prepayment costs	11.0	19.4
Excess tax benefits from share-based payments	--	(0.7)
Loss on disposal of property and equipment	0.5	0.5
Changes in operating assets and liabilities, net of effects from acquisitions	(241.9)	(97.1)
Net cash flows provided by operating activities	22.0	41.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32.6)	(24.1)
Acquisitions, net of cash acquired	--	(145.3)
Net cash flows used in investing activities	(32.6)	(169.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	386.1	30.0
Debt prepayment costs	(7.4)	(19.2)
Proceeds from long-term debt	--	373.6
Principal payments on long-term debt	(352.8)	(549.5)
Borrowings on line of credit	93.0	150.0
Repayments on line of credit	(93.0)	(150.0)
Net cash flows provided by (used in) financing activities	25.9	(165.1)

Effect of foreign exchange rate changes on cash and cash equivalents	1.3	2.5

Net increase (decrease) in cash and cash equivalents	16.6	(291.0)

Cash and cash equivalents, beginning of period	65.0	356.0

Cash and cash equivalents, end of period	$81.6	$65.0

B/E Aerospace, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measure “net earnings per diluted share excluding debt prepayment costs in 2007”.  This financial measure is a “non-GAAP financial measure” as defined in Regulation G of the Securities and Exchange Act of 1934.  The company uses net earnings per diluted share excluding debt prepayment costs to evaluate its net earnings per diluted share to assess the operational strength and performance of our business.  The company believes this financial measure is relevant and useful for investors because it allows investors to have a better understanding of its operating performance that were not affected by the debt prepayment costs.  This financial measure should not be viewed as a substitute for or superior to net earnings per diluted share, the most comparable GAAP measure, as a measure of the company’s operating performance.

Debt Prepayment Costs. In the second quarter of 2007, the company incurred $11.0 million of debt prepayment costs resulting from the redemption of its $250 million aggregate principal amount of 8 7/8 percent senior subordinated notes due 2011 and the prepayment of $100 million of bank term debt.

Pursuant to the requirements of Regulation G, the company is providing the following table which reconciles net earnings per diluted share, the most directly comparable GAAP measure, to net earnings per fully diluted share excluding debt prepayment costs.

(In millions except per share data)	Year Ended December 31,
2007
Net earnings as reported	$147.3
Debt prepayment costs	11.0
Income taxes on debt prepayment costs (using the 31.5% effective tax rate for 2007)	(3.5)
Net earnings excluding debt prepayment costs	$154.8

Net earnings per fully diluted share excluding debt prepayment costs	$1.74

Net earnings per fully diluted share as reported	$1.66

Weighted average diluted shares	88.8

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